Bullion Monarch Announces Royalty Payment From Third Mine in Carlin

Trend and Updates Newmont Litigation

September 20, 2010 ‐St. George, Utah ‐Bullion Monarch Mining Inc. (BULM) has received its first royalty payment from Newmont Mining’s North Lantern Mine in the gold rich Carlin Trend of Northeastern Nevada. This is the third mine operated by Newmont, the others being Leeville underground and East Ore Body, to produce inside Bullion Monarch’s core royalty claim block. By contract, Bullion Monarch Mining receives a 1% royalty on all production in this approximately five square‐mile claim block.

Bullion Monarch Mining has no projections for amount or duration of these new royalty payments. The Company has requested more detailed accountings of the royalties being paid by Newmont as specified in the contract. Newmont has refused to provide the requested data to date.

Pursuant to agreement, Bullion ceased mining and exploration activities in the Lynn Mining District located in Northern Eureka County in Nevada, and in a defined multiple square mile area of interest surrounding that mining district. In return, Newmont (through its predecessor), as claimed by Bullion, agreed to pay Bullion a one percent royalty on any production in the Lynn Mining District and the area of interest that was described in the Agreement (the “Area of Interest”).

Bullion Monarch has been attempting to collect additional royalties it believes are owed pursuant to a 1979 agreement between predecessors of Bullion and Newmont in litigation commenced in the United States District Court for the District of Nevada, styled as “Bullion Monarch Mining, Inc. versus Newmont USA Limited, a Delaware corporation, d/b/a Newmont Mining Corporation, and Does I‐X, inclusive.” The Court has recently granted Summary Judgment in favor of Newmont on its defense of Laches. We are seeking clarification of the extent of the ruling and will seek reconsideration of the ruling. We also expect that Bullion will appeal the ruling. A similar case against Barrick continues.

About Bullion Monarch Mining

Bullion Monarch Mining Inc. is a publicly traded (OTC:BULM), gold‐focused royalty company with additional interests in oil‐shale technology and other assets. Bullion Monarch seeks to acquire existing mineral royalties or to finance mining projects that are in production or in development stage in exchange for royalty interests or a participating interest. The Company is engaged in a continual review of opportunities to create new royalties or participating interests through the financing of mine development or exploration, or to acquire companies that hold royalties. The majority of current revenues are derived from a high‐quality royalty claim block located in Northeastern Nevada’s Carlin Trend. Bullion Monarch also has an interest in various mineral assets in North and South America in the exploration and development stages, which have the potential to generate future royalty or other revenues. Bullion Monarch is also developing a process through its subsidiary, EnShale Inc. (“EnShale”), which it believes can extract the oil content from oil shale on a commercially reasonable and economically beneficial basis. Bullion Monarch management’s goal is to establish a self‐funded natural resource company focused on exploring for and developing world class gold opportunities. The Company internally funds the oil shale technology subsidiary, EnShale, as well as ongoing gold exploration projects. Their royalty portfolio generates high‐margin free cash flow with lower exposure to operating and capital costs than operating companies. Bullion Monarch’s portfolio also provides for direct leverage to commodity prices and the exploration potential of world‐class ore deposits and mineral exploration trends where we have existing royalty interests. Visit the Company website at www.bulliomm.com for more information.

Investor Relations Contact

Joseph Morris

info@bullionmm.com

(801)426‐8111

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995. Certain statements contained in this report constitute “forward‐looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained in this report contains “forward‐looking statements’ which can be identified by the use of forward‐looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “seem”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward‐looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward‐looking statements. Readers are cautioned not to place undue reliance on these forward‐looking statements, which speak only for the date the statements was made. Investors should carefully consider the preceding information as well as information contained in the Company’s 10‐KA‐1 Annual Report before making any investment in the shares of the Company. The full 10‐KA‐1 filing referenced in this press release is available at sec.gov or bullionmm.com for complete information. Neither Bullion Monarch Mining, Inc. nor its subsidiaries, undertake any obligation to update any forward‐looking statements contained in this press release. Historical results referred to before current QA/QC and sample security protocols were adopted should not be relied upon as to what potential resources exist on the property. This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy or sell any security.